Exhibit

11

Statement re Computation of Per

Share Earnings

FutureFuel computes earnings per share using the two-class method in accordance with ASC 260, Earnings Per Share. The two-class method is an allocation of earnings between the holders of common stock and a company’s participating security holders. FutureFuel’s outstanding nonvested shares of restricted stock contain non- forfeitable rights to dividends and, therefore, are considered participating securities for purposes of computing earnings per share pursuant to the two-class method. FutureFuel had no other participating securities at December 31, 2018, 2017, or 2016.

Contingently issuable shares associated with outstanding service-based restricted stock units were not included in the earnings per share calculations for the years ended December 31, 2018, 2017 and 2016, as the vesting conditions had not been satisfied.

	For the twelve months ended December 31:
	2018	2017	2016
Numerator:
Net income	$53,158	$23,511	$56,341
Less: distributed earnings allocated to non-vested stock	-	(6)	(377)
Less: undistributed earnings allocated to non-vested restricted stock	(16)	(21)	264
Numerator for basic earnings per share	$53,142	$23,484	$56,228
Effect of dilutive securities:
Add: undistributed earnings allocated to non-vested restricted stock	16	21	(264)
Less: undistributed earnings reallocated to non-vested restricted stock	(16)	(21)	264
Numerator for diluted earnings per share	$53,142	$23,484	$56,228
Denominator:
Weighted average shares outstanding – basic	43,725,333	43,676,171	43,542,785
Effect of dilutive securities:
Stock options and other awards	5,859	9,408	4,753
Weighted average shares outstanding – diluted	43,731,192	43,685,579	43,547,538

Basic earnings per share	$1.22	$0.54	$1.29
Diluted earnings per share	$1.22	$0.54	$1.29

Certain options to purchase FutureFuel's common stock were not included in the computation of diluted earnings per share for years ended December 31, 2018, 2017 and 2016 because they were anti-dilutive in the period. The weighted number of options excluded on this basis was 15,000, 7,500 and 65,000, respectively.